Exhibit (d)(3)
SHAREHOLDER AGREEMENT
     THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made as of the 28th day of March, 2002, by and between BANCAMERICA CAPITAL INVESTORS SBIC I, L.P. (“BACI”) and CUMULUS MEDIA INC., an Illinois corporation (the “Corporation”).
RECITALS
     WHEREAS, BACI and the Corporation desire to confirm their understanding regarding certain matters concerning (x) the shares (such shares, the “Acquisition Shares”) of Class B Common Stock, par value $.01 per share (“Class B Common Stock”), of the Corporation, to be issued to BACI on the date hereof, pursuant to that certain Acquisition Agreement, dated as of November 18, 2001, as amended, to which the Corporation and BACI, among others, are parties; and (y) the shares of Class B Common Stock (such shares, the “Warrant Shares” and, together with the Acquisition Shares, the “Subject Shares”) issuable to BACI by the Corporation pursuant to that certain Common Stock Purchase Warrant, dated of even date herewith, by and between the Corporation and BACI;
     WHEREAS, pursuant to Article V, Section 5(a) of the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles”), shares of Class B Common Stock may be converted at any time into an equal number of shares of Class A Common Stock, par value $.01 per share, of the Corporation (“Class A Common Stock”), or an equal number of shares of Class C Common Stock, par value $.01 per share, of the Corporation (“Class C Common Stock”);
     WHEREAS, pursuant to Article V, Section 1(c) of the Articles, the express written consent of Consent Right Holders (as defined in the Articles) holding a majority of that number of shares of Class B Common Stock held in the aggregate by all Consent Right Holders is required for the taking of any Fundamental Action (as defined in the Articles); and
     WHEREAS, pursuant to Article VII, Section 2 of the Articles, under circumstances specified therein the Corporation may not take any Restricted Action (as defined in the Articles) unless it has been approved by the affirmative vote or consent of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class;
     NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby promise and agree as follows:
          1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Articles.
          2. Conversion to Class C Common Stock. BACI hereby covenants and agrees that, during the term of this Agreement, it shall not, directly or indirectly, convert, or take any action that would cause the conversion of, any of the Subject Shares into shares of Class C Common Stock.

          3. Consent Rights of Class B Common Stock Holders.
               (a) BACI hereby covenants and agrees that should BACI be deemed to be a Consent Right Holder within the meaning of the Articles, then BACI shall, with respect to any Fundamental Action the taking of which requires the express written consent of the Consent Right Holders, (x) withhold its consent with respect to the Subject Shares for the taking of any Fundamental Action for which Consent Right Holders holding a majority of shares of Class B Common Stock (other than the Subject Shares) held in the aggregate by all Consent Right Holders have withheld their consent; and (y) execute such consent or consents with respect to the Subject Shares as may be required by the Corporation to the taking of any Fundamental Action for which Consent Right Holders holding a majority of shares (other than the Subject Shares) held by all Consent Right Holders have given their consent as Consent Right Holders.
               (b) With respect to any Restricted Action to be taken by the Corporation that requires the affirmative vote or consent of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class, whether pursuant to the Articles or pursuant to the Act, BACI covenants and agrees that it shall (x) withhold its vote or consent, as the case may be, with respect to the Subject Shares for the taking of any Restricted Action for which holders of a majority of shares of Class B Common Stock (other than the Subject Shares) have withheld their vote or consent, as the case may be, or that holders of a majority of shares of Class B Common Stock (other than the Subject Shares) have voted against; and (y) vote the Subject Shares, or execute such consent or consents with respect to the Subject Shares as may be required by the Corporation, as the case may be, in favor of the taking of any Restricted Action for which the holders of a majority of shares of Class B Common Stock (other than the Subject Shares) have given their consent or voted their shares of Class B Common Stock, as the case may be.
               (c) For purposes of this Section 3, with respect to any Fundamental Action or Restricted Action, the Corporation shall promptly communicate to BACI in writing the manner in which other Consent Right Holders or holders of Class B Common Stock, as the case may be, have voted their shares of Class B Common Stock. In the absence of such written notice, BACI shall not vote the Subject Shares, or execute any written consent in respect of the Subject Shares, with respect to the taking of any Restricted Action or Fundamental Action.
          4. Exchange Agreement.
               (a) In the event that BACI or any Affiliate of BACI converts any of the Subject Shares, or any other shares of Class B Common Stock now or hereafter owned by it, into shares of Class A Common Stock and subsequently makes a reasonable determination that, by reason of any existing or future Federal or state rule, regulation, guideline, order, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), that BACI or such Affiliate, as the case may be, is or may be effectively restricted or prohibited from holding all or any portion of such Class A Common Stock, then BACI or such Affiliate, as the case may be, shall be entitled to exchange (the “Exchange Right”) all or any portion of its Class A Common Stock so converted from Class B Common Stock for Class B Common Stock and the Corporation shall promptly (and, in any event, not less than three (3) days after receipt of written notice (the “Exchange Notice”) from BACI or such

Affiliate, as the case may be, that it is exercising the Exchange Right hereunder) exchange an equivalent number of shares of Class B Common Stock for the number of shares of Class A Common Stock specified in the Exchange Notice (the certificate or certificates for which shall be delivered to the Corporation together with the Exchange Notice); provided, however, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such exchange of Class A Common Stock lawful shall have first been obtained; and, provided further, that BACI or such Affiliate, as the case may be, is not at the time of such exchange a Disqualified Person.
               (b) Any shares of Class B Common Stock issued to BACI or its Affiliate, as the case may be, pursuant to the Exchange Right shall constitute “Subject Shares” within the meaning of this Agreement.
               (c) Within three (3) days after receipt of any Exchange Notice, the Corporation will deliver to BACI or its Affiliate, as the case may be, (x) a certificate or certificates representing the number of shares of Class B Common Stock issuable pursuant to Section 4(a) issued in the name of BACI or its Affiliate, as the case may be; and (y) a certificate issued in the name of BACI or its Affiliate, as the case may be, representing any shares of Class A Common Stock that were represented by the certificate or certificates delivered to the Corporation with the Exchange Notice but that were not put to the Corporation in such Exchange Notice.
               (d) The issuance of certificates for shares of Class B Common Stock issued pursuant to the Exchange Right will be made without charge to BACI or its Affiliate, as the case may be, for any issuance tax in respect of such issuance or other costs incurred by the Corporation in connection with exercise of the Exchange Right.
               (e) The Corporation will not close its books against the transfer of Class B Common Stock issued or issuable upon exercise of the Exchange Right in any manner that interferes with the timely issuance of Class B Common Stock upon exercise of the Exchange Right.
               (f) The Corporation shall at all times during the term of this Agreement have authorized, reserved and set aside a sufficient number of shares of Class B Common Stock deliverable in the event of exercise of the Exchange Right with respect to all Subject Shares then outstanding.
               (g) The Corporation covenants that all shares of Class B Common Stock that may be delivered upon exercise of the Exchange Right shall upon delivery by the Corporation be duly authorized and validly issued, fully paid and nonassessable, free from all stamp taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever.
          5. Remedies. Each party acknowledges that it may not be possible to measure in monetary terms the damages that the other party would suffer by reason of a failure by such party to perform such party’s obligations under this Agreement. Accordingly, should any dispute arise concerning any party’s proper performance of such party’s obligations under this Agreement, the other party shall be entitled to obtain an injunction for specific performance, or other appropriate equitable relief, requiring such party to act in accordance with the terms hereof. Any such equitable remedy shall be non-exclusive and may be in addition to any other remedy to which the non-breaching party may be entitled.
          6. Third-Party Beneficiaries. The parties to this Agreement intend that holders of Class B Common Stock and Class C Common Stock other than BACI be third-party beneficiaries of the rights and benefits granted to the Corporation under this Agreement, and expressly acknowledge and agree that any such third-party beneficiary may exercise and enforce such rights and benefits as if it were a signatory to this Agreement, and no party to this Agreement may waive or amend any provisions of this Agreement without the consent of each of such third party beneficiaries.
          7. Revocation of Proxies. BACI hereby revokes all proxies and powers of attorney with respect to the Subject Shares, if any, that BACI may have heretofore appointed or granted with respect to the voting of the Subject Shares, and during the term of this Agreement no subsequent proxy or power of attorney shall be given (and if given, such proxy or power of attorney shall not be effective) by BACI with respect to the Subject Shares.
          8. Notices. Any notice required or permitted to be given or made by any party to any other hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or five (5) days after deposited in the United States mail, certified or registered mail, postage prepaid, in each case addressed to the parties at their respective addresses set forth opposite their signatures to this Agreement or to such changed address as any party shall designate by proper notice to the other parties.
          9. Governing Law. This Agreement and the rights and remedies of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of laws provisions thereof.
          10. Legend. In addition to any legends required by applicable securities laws or otherwise, certificates representing the Subject Shares shall have endorsed thereon legends substantially as follows:
The securities represented by this certificate are subject to the terms of a certain Shareholder Agreement, dated March 28, 2002, to which the registered holder is a party, which agreement provides for certain voting rights and rights of exchange. Such agreement is on file at the principal office of this corporation and affects the rights of the shares represented by this certificate.
          11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but when taken together shall constitute but one and the same document.

          12. Waiver. No waiver by any party hereto of any breach of any provision of this Agreement shall be deemed a waiver by such party of any subsequent breach.
          13. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the matters set forth herein and all prior discussions, negotiations, agreements, correspondence and understandings between the parties (whether oral or written) relating to the terms of this agreement are merged herein and superseded hereby. No provision of this Agreement may be amended or modified other than by a writing signed by the party against whom enforcement is sought.
          14. Invalidity. If for any reason one or more of the provisions of this Agreement are deemed by a court of competent jurisdiction to be unenforceable or otherwise waived by operation of law, the remainder of this Agreement shall be deemed to be valid and enforceable and shall be construed as if such invalid and unenforceable provision were omitted.
          15. Term. This Agreement shall be effective from and after the date hereof and shall end automatically upon the earlier of (x) transfer of all of the Subject Shares by BACI to the Corporation or to a party that is not an Affiliate of BACI; or (y) twenty (20) years after the date hereof.
          16. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          17. Successors and Assigns. This Agreement binds and inures to the benefit of BACI and its successors and assigns so long as such successors and assigns are Affiliates of BACI.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above first written.

BANCAMERICA CAPITAL INVESTORS SBIC I, L.P.

By: BANCAMERICA CAPITAL MANAGEMENT
SBIC I, LLC, its general partner

By: BANCAMERICA CAPITAL MANAGEMENT
I, L.P., its sole member

By: BACM I GP, LLC, its general partner

By: /s/ Robert H. Sheridan, III
Name: Robert H. Sheridan, III
Title: Managing Director
Attn: Mr. Robert H. Sheridan, III
BancAmerica Capital Investors SBIC I, L.P.
100 North Tryon Street
NationsBanc Corporate Center
10th Floor
NC1-007-10-04
Charlotte, NC 28255
FAX: (704) 386-6432

CUMULUS MEDIA INC.

	By:	/s/ Lewis W. Dickey, Jr.
Lewis W. Dickey, Jr.,
President and Chief Executive Officer

Attn: Mr. Lewis W. Dickey, Jr.
Cumulus Media Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
FAX: (404) 443-0742